Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related Prospectus of ViroPharma Incorporated for the registration of 40,653 shares of its common stock and to the incorporation by reference of our reports dated March 13, 2008, with respect to the consolidated financial statements of Lev Pharmaceuticals, Inc. and subsidiary and the effectiveness of internal control over financial reporting of Lev Pharmaceuticals, Inc. and subsidiary included in its Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ Eisner LLP

New York, New York

December 18, 2008